Exhibit 10.1

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

Mr. Mark Schweitzer

[Address intentionally omitted]

May 12, 2010

Dear Mark,

Amendment Letter to your Employment Agreement

Reference is made to the employment agreement, dated as of September 18, 2007, between you and Virgin Media Inc., and as amended by letter agreement, dated as of November 28, 2008, July 31, 2009 December 10, 2009 and February 4, 2010 between you and Virgin Media Inc. (the “Employment Agreement”).

In consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the terms of the Employment Agreement will remain in effect in all respects, except as follows:

Unvested October stock options:

The stock options issued to you under the Virgin Media Inc. 2006 Stock Incentive Plan that are due to vest on October 1, 2010, namely:

(i)    80,000 time-based options with an exercise price of $24.51 per share; and

(ii)   15,000 performance-based options with an exercise price of $24.51 per share (performance is measured from July 1, 2009 to June 30, 2010),

shall vest (subject to the satisfaction of the performance criteria, where relevant) on October 1, 2010, subject to your continued employment by the Company through June 30, 2010 (and notwithstanding your termination of employment on or after that date), and the options that thereby vest shall be exercisable through June 30, 2011.

A Supplemental Option Notice for each of the 80,000 time-based options and the 15,000 performance-based options has been enclosed with this letter.

This letter confirms our understanding on these matters and your Employment Agreement with the Company is amended in accordance with the foregoing.  Terms used but not defined in this letter shall have the meaning of such terms as defined in your Employment Agreement.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Yours sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Mark Schweitzer
Mark Schweitzer